Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Releases Fourth Quarter and Year End 2009 Results

•	Revenue increased 21% to $216 million, a record fourth quarter

•	Diluted earnings per share of $0.42 for the quarter

•	Cash from operations totaled $18 million for the quarter; over $61 million for 2009

•	Total 2009 senior debt reduction of approximately $33 million through December

TUCSON, ARIZONA — March 10, 2010 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the fourth quarter and calendar year ended December 31, 2009.

Fourth Quarter 2009 Results

For the fourth quarter of 2009, the Company reported revenue of $215.6 million, an increase of 21% from $178.0 million for the comparable period in 2008. Revenue from Providence’s social services segment grew 5% to $85.6 million in the fourth quarter from the prior year period. Revenue from its non-emergency transportation (NET) services segment grew 35% to $130.0 million in the fourth quarter from the prior year period, benefitting from the July 1, 2009 startup of its New Jersey contract.

The Company reported operating income of $14.9 million and net income of $5.6 million, or $0.42 per diluted share, in the quarter ended December 31, 2009. In the year ago period, the Company reported an operating loss of $32.3 million and a net loss of $22.0 million, or $1.74 per diluted share, which included a $28.9 million asset impairment charge.

Providence’s direct client census by quarter for 2009 was approximately 59,700 at March 31, 2009, 56,000 at June 30, 2009, 52,600 at September 30, 2009 and 62,200 at December 31, 2009. At December 31, 2009, the Company had an estimated 7.7 million individuals eligible to receive services under its NET contracts, up from approximately 6.3 million at December 31, 2008. The Company had 734 contracts at December 31, 2009 compared to 716 at December 31, 2008.

Full-Year 2009 Results

For the full year, revenue increased 16% to $801.0 million from $691.7 million for the year ago period. Revenue from Providence’s social services segment grew 10% to $340.7 million in 2009 from the prior year period and revenue from its NET services segment grew 21% to $460.3 million in 2009 from the prior year period.

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5524 E. Fourth Street — Tucson, Arizona 85711 — Tel 520/747-6600 — Fax 520/747-6605 — www.provcorp.com

Providence Service Corporation

The Company reported operating income of $53.7 million and net income of $21.1 million, or $1.60 per diluted share, for 2009. Included in 2009 were a non-recurring tax benefit of $1.4 million, or $0.11 per diluted share resulting from the Company’s true up of its 2008 income tax provision with the actual 2008 federal and state tax returns filed in 2009 and approximately $8.8 million, or approximately $0.39 per share, of savings resulting from the Company’s 2009 salary and related benefits freeze, and reduced stock compensation. In addition, Providence’s 2009 results included expenses associated with the Company’s amended credit agreement and costs associated with the proxy contest of approximately $3.2 million, or $0.14 per share. This compares to an operating loss of $149.3 million and a net loss of $155.6 million, or $12.42 per diluted share, in 2008, which included a $169.9 million non-cash asset impairment charge and approximately $5.8 million expense for the vesting acceleration of all previously awarded and unvested stock options and restricted stock awards.

At December 31, 2009, the Company had cash and cash equivalents of $51.2 million. Over $61 million in cash from operations was generated in 2009, $18 million in the fourth quarter. On the strength of its strong cash flow, in October, as previously announced, the Board of Directors authorized a total voluntary prepayment on its senior debt of $20 million, which was completed in the fourth quarter. The voluntary prepayment, combined with scheduled principal payments reduced Providence’s senior debt to approximately $131.8 million at December 31, 2009.

“The turnaround in our results in 2009 has been dramatic,” commented Fletcher McCusker, Chairman and CEO. “We benefitted from our cost savings initiatives as well as increased Medicaid enrollment and an apparent shift toward home based care. Our business model of not owning beds or fleets of vehicles has enabled us to be nimble in the face of recent uncertain market conditions. While state budgets remain challenged, Medicaid has continued to grow due to the federal stimulus, new rules for eligibility, the State Children’s Health Insurance Program (SCHIP) legislation and the federal court continuing to restrict states from cutting Medicaid services. While our expense structure should return to more normal levels in 2010, we anticipate that positive Medicaid and home based enrollment trends will benefit our business.

“Our business turnaround in 2009 also enabled us to generate significant cash flow during the year, over $61 million, much of which was used to reduce our debt. In total we repaid $32.6 million in senior debt in 2009 including voluntary prepayments and prepaid an additional $5 million on our senior debt in January 2010. We are pleased to report that our covenant issues of a year ago are resolved. Our improved financial picture also should facilitate our strategy of making strategic acquisitions in 2010.

“Finally, should health care reform move ahead, we believe we are well positioned to benefit. The plan currently under discussion dramatically increases Medicaid eligibility, adding approximately 12 million new enrollees. Even without reform, the President’s budget contemplates federal funding for Medicaid to continue at stimulus levels, which combined with the growing preference for home based services should provide for continued organic growth.”

Guidance

As previously announced, for 2010, the Company expects revenue of between $850 and $870 million, an increase of 6% to 9%, and earnings per diluted share of $1.32 to $1.35 assuming a 40.71% tax rate, and assuming approximately $0.39 per share of expenses not incurred in 2009; primarily the employee salary freeze and stock compensation expense. For the first quarter of 2010, the Company expects revenue of between $210 and $220 million and earnings per diluted share of between $0.45 and $0.48. This compares to revenue of $187 million and diluted earnings per share of $0.44 in the first quarter of 2009. This forecast does not include any unannounced contract wins or acquisitions.

Conference Call

Providence will hold a conference call at 11:00 a.m. EST (9:00 a.m. Arizona and MST and 8:00 a.m. PST) Thursday, March 11, 2010, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 679-8018, or for international callers (617) 213-4845 and by using the passcode 49097228. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PLAVTX3GE. Pre-registrants will be issued

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Providence Service Corporation

a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until March 18, 2010 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 41711418.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct entities to approximately 62,200 clients through 734 active contracts at December 31, 2009, with an estimated 7.7 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Operations

(in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Revenues:
Home and community based services	$72,482	$67,068	$289,007	$258,003
Foster care services	9,728	10,331	37,284	32,343
Management fees	3,429	4,012	14,447	20,217
Non-emergency transportation services	130,007	96,572	460,275	381,107

	215,646	177,983	801,013	691,670

Operating expenses:
Client service expense	70,360	70,456	275,126	253,652
Cost of non-emergency transportation services	116,407	91,414	415,300	356,271
General and administrative expense	10,855	16,441	44,010	48,412
Asset impairment charge	—	28,930	—	169,930
Depreciation and amortization	3,106	3,062	12,852	12,722

Total operating expenses	200,728	210,303	747,288	840,987

Operating income (loss)	14,918	(32,320)	53,725	(149,317)

Other (income) expense:
Interest expense	4,828	4,668	20,798	19,578
Interest income	(91)	(169)	(366)	(979)

Income (loss) before income taxes	10,181	(36,819)	33,293	(167,916)

Provision (benefit) for income taxes	4,630	(14,866)	12,167	(12,311)

Net income (loss)	$5,551	$(21,953)	$21,126	$(155,605)

Earnings (loss) per share:
Basic	$0.42	$(1.74)	$1.61	$(12.42)
Diluted	$0.42	$(1.74)	$1.60	$(12.42)

Weighted-average number of common shares outstanding:
Basic	13,151,652	12,600,346	13,130,092	12,531,869
Diluted	13,246,842	12,600,346	13,211,393	12,531,869

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$51,157	$29,364
Accounts receivable-billed, net of allowance of $2.9 million in 2009 and $3.4 million in 2008	80,458	72,617
Accounts receivable - unbilled	330	424
Management fee receivable	7,160	7,703
Other receivables	4,118	3,149
Notes receivable	—	468
Restricted cash	8,154	7,804
Prepaid expenses and other	12,440	15,378
Deferred tax assets	3,558	4,757

Total current assets	167,375	141,664
Property and equipment, net	11,166	11,983
Notes receivable, less current portion	—	132
Goodwill	113,673	112,770
Intangible assets, net	73,963	81,556
Restricted cash, less current portion	5,942	5,207
Other assets	10,988	12,351

Total assets	$383,107	$365,663

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$17,481	$14,265
Accounts payable	4,011	3,005
Accrued expenses	33,390	27,233
Accrued transportation costs	40,907	32,051
Deferred revenue	8,347	3,375
Current portion of interest rate swap	372	1,431
Reinsurance liability reserve	12,645	8,847

Total current liabilities	117,153	90,207
Long-term obligations, less current portion	186,732	223,494
Other long-term liabilities	5,144	3,975
Deferred tax liabilities	11,740	10,096

Total liabilities	320,769	327,772
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,521,959 and 13,462,356 issued and outstanding (including treasury shares)	14	13
Additional paid-in capital	170,551	169,699
Retained deficit	(102,128)	(123,254)
Accumulated other comprehensive loss, net of tax	(1,676)	(4,449)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholders’ equity	55,377	30,625
Non-controlling interest	6,961	7,266

Total stockholders’ equity	62,338	37,891

Total liabilities and stockholders’ equity	$383,107	$365,663

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2009	2008
Operating activities
Net income (loss)	$21,126	$(155,605)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,690	4,505
Amortization	8,162	8,216
Amortization of deferred financing costs	2,979	2,698
Provision for doubtful accounts	4,479	4,084
Deferred income taxes	2,299	(14,553)
Stock based compensation	302	8,760
Excess tax benefit upon exercise of stock options	(140)	(185)
Asset impairment charge	—	169,930
Other	109	28
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable	(10,543)	(9,277)
Management fee receivable	542	(2,364)
Other receivables	(1,110)	(417)
Restricted cash	112	(214)
Reinsurance liability reserve	4,115	2,621
Prepaid expenses and other	3,006	(5,828)
Accounts payable and accrued expenses	7,047	(6,681)
Accrued transportation costs	8,856	7,475
Deferred revenue	4,886	(702)
Other long-term liabilities	184	(105)

Net cash provided by operating activities	61,101	12,386
Investing activities
Purchase of property and equipment, net	(3,699)	(4,664)
Acquisition of businesses, net of cash acquired	(1,038)	(3,597)
Acquisition of management agreement	(100)	(418)
Acquisition earn out payments	—	(6,671)
Restricted cash for contract performance	(1,197)	2,506
Purchase of short-term investments, net	(194)	(186)
Collection of notes receivable	600	3,292

Net cash used in investing activities	(5,628)	(9,738)
Financing activities
Repurchase of common stock, for treasury	—	(125)
Proceeds from common stock issued pursuant to stock option exercise	150	469
Excess tax benefit upon exercise of stock options	140	185
Repayment of long-term debt	(33,545)	(8,650)
Debt financing costs	(802)	(89)
Capital lease payments	(70)	(1)

Net cash used in financing activities	(34,127)	(8,211)

Effect of exchange rate changes on cash	447	(452)

Net change in cash	21,793	(6,015)
Cash at beginning of period	29,364	35,379

Cash at end of period	$51,157	$29,364

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